ATC Contact: Anne Alter, Director of Investor Relations
                                                      Telephone:  (617) 375-7500

FOR IMMEDIATE RELEASE

                    American Tower and ALLTEL Announce 2,193
                Tower Deal and Exclusive Build-To-Suit Contract

Boston,  Massachusetts - December 20, 2000 - American Tower  Corporation  (NYSE:
AMT)  today  announced  the  signing  of  a  definitive  agreement  with  ALLTEL
Corporation (NYSE: AT) to acquire the rights to 2,193 communications towers through a 15-year agreement to sublease. Additionally, American Tower and ALLTEL entered into an exclusive build-to-suit agreement, which is expected to generate approximately 500 sites. Further, American Tower has the right of first refusal to provide equipment installation services on towers included in the ALLTEL transaction, build-to-suit sites, as well as all ALLTEL co-location on American Tower's existing sites.

American Tower will lease up to 2,193 towers for consideration of up to $658 million in cash. American Tower will have the option to acquire the rights to approximately 200 additional towers, selected on a site-by-site basis, for cash consideration of up to $300,000 per tower. Under the terms of the Agreement to Sublease, American Tower will have the option to purchase the towers at the end of the 15-year term. At the option of ALLTEL, the per tower consideration for the purchase will either be cash in the amount of up to $27,500 plus interest accrued at 3% per year, or up to an equivalent amount in shares of American Tower Class A stock, valued at $35.75 as of December 15, 2000 (for towers where cash consideration has already been determined to be $300,000) or the value of American Tower Class A stock as of the date upon which the tower consideration is determined.

The deal is expected to close incrementally beginning in the second quarter of 2001, after any necessary consents are obtained and subject to customary closing conditions. American Tower expects to fund the transaction with its existing credit facility.

Separately, American Tower has received a commitment from TD Securities (USA), Inc. to expand its credit facility by $0.5 billion to $2.5 billion, as permitted under the terms of the credit facility. This additional available credit will provide American Tower with financial flexibility to fund future construction and acquisition activities.

Steve Dodge, Chairman and Chief Executive Officer of American Tower, stated, "ALLTEL is a quality company with quality tower assets. As a whole these towers are well-constructed, high capacity structures with large compounds. About a third of the ground is owned, providing us with higher operating margins, and revenue shares are very minimal. These towers are in growth markets and fit beautifully with our existing footprint. Moreover, we will have the ability to operate these underdeveloped towers without obstruction and to market them freely."

                                   (Continued)

Jim Eisenstein, Chief Development Officer of American Tower, added, "We have truly enjoyed working with the ALLTEL team on this transaction and have negotiated an agreement that is balanced and beneficial for both parties. Given the quality locations and high capacity of these assets, we believe there are numerous opportunities to drive growth on these towers. In addition, the build-to-suit agreement affords us the opportunity to deliver fast, reliable, high quality service to support ALLTEL's build out needs."

Chris Smith, Executive Vice President of Network Services of ALLTEL, said, "We are pleased to establish this strategic relationship with American Tower. We are looking forward to streamlining our external network management to include a single point of contact for our tower needs. American Tower's competency in operating towers and providing high quality services makes them the clear choice."

Key Facts

The towers currently have 1.0 broadband equivalent tenant, including ALLTEL as the anchor tenant.

One broadband equivalent tenant is assumed to pay $1,500 per month.

ALLTEL, as the anchor tenant, will pay a tenant site maintenance fee of $1,200 per tower per month, escalating at the lower of 5% or CPI plus 4%.

Giving effect to this transaction American Tower will increase its North American leading tower count to over 13,000, with over 7,000 of these in the top 100 BTAs (Basic Trading Areas).

Financial Summary

The following estimates are based on a number of assumptions that management believes to be reasonable, and reflect the Company's expectations as of December 20, 2000. Company outlook is based on assumptions about the timing of closings and the number of towers closed. Please refer to the cautionary language included in this press release when considering this information. The Company undertakes no obligation to update this information.

"Cash flow" is defined as segment revenues less segment operating expenses before depreciation and amortization and development expense. Segment cash flow for rental and management includes interest income, TV Azteca, net.

ALLTEL Transaction Impact on 2001

Operating expenses are estimated at $9,000 per year per tower.

Assuming closing of 2,193 towers:

         At closing, pro forma annual rental and management revenues are expected to be $39.6 million.

         At closing, pro forma annual rental and management cash flow is expected to be $19.8 million.

                                   (Continued)

Assuming incremental tenant additions of 0.33 broadband equivalent tenants, spread evenly throughout the year 2001, or $6.5 million in incremental revenues:

         Pro forma 2001 rental and management revenues are expected to be $46.1 million.

         Pro forma 2001 rental and management cash flow is expected to be $21.8 million, net of $4.5 million in regional G&A (general and administrative) expenses.

2001 Company Outlook

The following gives effect to the ALLTEL transaction.

Rental and management revenues are expected to be between $405 million and $420 million. Rental and management cash flow is expected to be between $235 million and $250 million.

Services revenues are expected to be between $405 million and $470 million. Services cash flow is expected to be between $65 million and $75 million.

Internet, voice, data and video transmission services revenues are expected to be between $270 million and $290 million. Internet, voice, data and video transmission services cash flow is expected to be between $60 million and $65 million.

Total segment revenues are expected to be between $1,080 million and $1,180 million. Total segment cash flow is expected to be between $360 million and $390 million.

EBITDA excluding development expense is expected to be between $338 million and $368 million. EBITDA is expected to be between $335 million and $365 million.


American Tower will host a conference call on Wednesday, December 20, 2000 at 11:00 a.m. Eastern to discuss this transaction. The call will be hosted by Joe Winn, Chief Financial Officer, who will be joined by Steve Dodge, Chief Executive Officer, and Jim Eisenstein, Chief Development Officer. The dial-in numbers are US: (800) 230-1766, international: (612) 332-1214, no access codes required. A live simulcast and accompanying slide presentation will be available on American Tower's website, www.americantower.com. The slide show presentation will be available for download at the time of the call.

A replay of the call will be available from 2:30 p.m. Eastern Wednesday, December 20, 2000 until 11:59 p.m. Eastern Wednesday, December 27, 2000. The replay dial-in numbers are US: (800) 475-6701, and international: (320) 365-3844, access code 558998. Replay will also be available on American Tower's website, www.americantower.com.

ALLTEL, with more than 10 million communications customers, almost $7 billion in annual revenues and more than 26,000 employees, is a leader in the communications and information services industries. ALLTEL has communications customers in 24 states and provides information services to telecommunications, financial and mortgage clients in 55 countries and territories.

                                   (Continued)

American Tower is the leading independent owner, operator and developer of broadcast and wireless communications sites in North America. Giving effect to pending transactions, American Tower operates approximately 13,000 sites in the United States, Mexico and Canada, including approximately 300 broadcast tower sites. Of the 13,000 sites, approximately 12,000 are owned or leased towers and approximately 1,000 are managed and lease/sublease sites. Based in Boston, American Tower has regional hub offices in Boston, Atlanta, Chicago, Houston, San Francisco and Mexico City. For more information about American Tower Corporation and its subsidiary Verestar, Inc., please visit our web sites www.americantower.com and www.verestar.com.

This press release contains "forward-looking statements" that involve a number of risks and uncertainties. Forward-looking statements include the information contained in the sections titled "ALLTEL Transaction Impact on 2001" and "2001 Company Outlook" and statements regarding our goals, beliefs, strategies, objectives, plans or current expectations and matters that are not historical facts. For example, when we use the words believe, expect, estimate, anticipate or similar expressions, we are making forward-looking statements. You should be aware that certain factors may affect us in the future and could cause actual results to differ materially from those expressed in our forward-looking statements. These factors include, but are not limited to (i) the completion of the pending ALLTEL transaction, (ii) the timely integration of the ALLTEL assets, (iii) the timing of the closings for the ALLTEL transaction, (iv) our substantial capital requirements and leverage due principally to our ongoing acquisitions and construction, (v) our dependence on the following: wireless communications demand, use of satellites for Internet data transmission, and implementation of digital television, (vi) the success of our tower construction program, (vii) our ability to locate attractive acquisition targets, acquire them on terms we feel are reasonable, and successfully integrate our acquisitions, and (viii) the governmental, expropriation, currency and fund repatriation risks inherent in our growing foreign operations. We undertake no obligation to update the forward-looking statements contained in this press release, including the ALLTEL transaction impact and the 2001 outlook ranges, to reflect subsequently occurring events or circumstances.

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American Tower Corporation

   116  Huntington Avenue  Boston,  Massachusetts  02116

                           (617)  375-7500  FAX  (617)  375-7575

                                                           www.americantower.com